SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is made effective as of the10th  day             of February, 2009 (the “Effective Date”) between City Loan, Inc., a Nevada corporation (the “Company”), William R. Atkinson and Associates, Inc. (“WRA&A”), and William R. Atkinson (“Atkinson” and hereinafter with WRA&A called the “Atkinson Parties”).

Recitals

A. In March 2008, WRA&A and the Company entered into a consulting agreement providing for the terms and conditions of Atkinson’s employment as Chief Executive Officer (“CEO”) of the Company (the “Consulting Agreement”).

B. Atkinson has been the CEO of the Company from April 14, 2008 until the Effective Date.

C. WRA&A is ending its employment relationship with the Company and Atkinson is concurrently resigning as Chief Executive Officer of the Company, and from all other positions he has with the Company.

D. In recognition of the past services of the Atkinson Parties to the Company and the Atkinson Parties willingness to provide the Company with the covenants provided herein, the Atkinson Parties and the Company desire to amicably conclude the Atkinson Parties employment with the Company and its affiliates on the terms set forth in this Agreement.

In consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned parties, intending to be legally bound, agree as follows:

Agreements

1. Resignation from Officer Positions.  Atkinson hereby resigns as Chief Executive Officer of the Company and from all other positions he has with the Company and its affiliates, in each case as of the Effective Date.  Any employment relationships the Atkinson Parties have with the Company and its affiliates, including that certain Consulting Agreement, are also concluded and deemed to be terminated as of the Effective Date.

2. Severance Payments.  Subject to the Atkinson Parties continuing compliance with all the terms of this Agreement, the Company shall pay WRA&A an aggregate of $3,000.00, representing a one-time cash payment to WRA&A by the Company (the “Severance”).  The Severance shall be payable in accordance with the Company’s customary payroll practices and shall be reduced by all appropriate tax withholdings and other customary payroll deductions.

3. Mutual Release of Claims.

(a) The Atkinson Parties, and anyone claiming through the Atkinson Parties or on the Atkinson Parties behalf, agree to release the Company and the other Released Parties (as defined below) with respect to any and all claims, whether currently known or unknown, that the Atkinson Parties now have, have ever had, or may ever have against the Company and any of the other Released Parties arising from or related to any agreement, act, omission, or thing occurring or existing at any time prior to the Effective Date.  Without limiting the foregoing, the claims released by the Atkinson Parties hereunder include, but are not limited to:

(i) All claims for or related in any way to the Atkinson Parties employment, compensation, other terms and conditions of employment, or termination from employment with the Company, including without limitation all claims for salary, bonus, severance pay, vesting of options or any other compensation or benefit whether under an employment agreement, any other agreement, any Company policy, plan or program or otherwise;

(ii) All claims that were or could have been asserted by the Atkinson Parties or on the Atkinson Parties behalf:  (a) in any federal, state, or local court, commission, or agency; (b) under any common law theory; or (c) under any employment, contract, tort, federal, state, or local law, regulation, ordinance, constitutional provision, or executive order; and

(iii) All claims that were or could have been asserted by the Atkinson Parties or on the Atkinson Parties behalf arising under any of the following laws, as amended from time to time:  the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, or any other related laws, rules and regulations enacted in the State of Nevada.

(b) The Company and the Released Parties agree to release the Atkinson Parties and their heirs and assigns with respect to any and all claims, whether currently known or unknown, that the Company and the Released Parties now have, have ever had, or may ever have against the Atkinson Parties arising from or related to any agreement, act, omission, or thing occurring or existing at any time prior to the Effective Date. The only exception shall be that this release shall not prohibit the Company with respect to any criminal or fraudulent acts or omissions by the Atkinson Parties that are unknown by the Company as of the Effective Date.

(c) Specifically, but without limiting the foregoing, the Atkinson Parties hereby waive any rights or claims they may have pursuant to the Age Discrimination in Employment Act of 1967, as amended (the “Act”) and under the laws of any and all jurisdictions, including without limitation, the United States.  The Atkinson Parties recognize that they are not waiving any rights or claims under the Act that may arise after the date that they execute this Agreement and Release. Other than the sums and benefits set forth in this Agreement and Release, there are no other sums payable to the Atkinson Parties by the Released Parties. In addition, the Atkinson Parties agree that there will be no reinstatement or re-employment with the Released Parties and agree not to bring any claim based upon the failure or refusal of any of the Released Parties to employ him hereafter.

(d) The Atkinson Parties acknowledge that they have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” The Atkinson Parties hereby expressly waive and relinquish all rights and benefits under Section 1542 and any law of any jurisdiction of similar effect with respect to his release of any unknown or unsuspected claims.

(e) The term “Released Parties” as used in this Agreement includes: (i) the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities (whether or not they are wholly owned); and (ii) the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees, and attorneys of each entity listed in subpart (i) above; and (iii) the predecessors, successors, and assigns of each entity listed in subparts (i) and (ii) above.

(f) The Atkinson Parties and the Company acknowledge and agree that the releases provided in this Section 3 shall not apply to (i) breaches of the terms of this Agreement (ii) vested benefits under any employee welfare plan, including without limitation, 401(k), health and welfare plans, (iii) any rights to indemnification under applicable statutes, bylaws or contracts which existed prior to the date of this Agreement or as the same may in the future be expanded, and (iv) rights under COBRA, workmen’s compensation plans and HIPPA (Health Insurance Protection Portability Act).

(g) By signing this Agreement, the Atkinson Parties hereby acknowledge that: (i) the waiver and release specified herein do not apply to any rights or claims that may arise after the date the Atkinson Parties sign this Agreement or with respect to their rights hereunder; (ii) the Atkinson Parties have the right to consult with an attorney prior to signing this Agreement; (iii) the Atkinson Parties have twenty-one (21) days to consider this Agreement (although they may choose to sign it earlier); and (iv) the Atkinson Parties have seven (7) days after they sign this Agreement to revoke it.

4. Mutual Covenant Not-to-Sue.

(a) The Atkinson Parties covenant and agree not to file or initiate a lawsuit against any of the Released Parties in regard to any claims, demands, causes of action, suits, damages, losses and expenses released herein, arising from acts or omissions of the Company occurring on or before the Effective Date, and the Atkinson Parties will ask no other person or entity to initiate such a lawsuit on their behalf.  If the Atkinson Parties breach this covenant and agreement, the remaining payments and benefits, if any, to be paid to the Atkinson Parties under Sections 2 and 3 shall immediately terminate, and the Atkinson Parties shall indemnify and hold harmless the Company and any of the Released Parties from any and all costs incurred by any and all of them, including their reasonable attorneys’ fees, in defending against such lawsuit.

(b) The Company covenants and agrees not to file or initiate a lawsuit against the Atkinson Parties in regard to any claims, demands, causes of action, suits, damages, losses and expenses released herein, arising from acts or omissions of the Atkinson Parties occurring on or before the Effective Date, and the Company will ask no other person or entity to initiate such a lawsuit on its behalf. The only exception shall be that this covenant-not-to-sue shall not prohibit the Company with respect to any criminal or fraudulent acts or omissions by the Atkinson Parties that are unknown by the Company as of the Effective Date. If the Company breaches this covenant and agreement, the Company shall indemnify and hold harmless the Atkinson Parties from any and all costs incurred by them, including his reasonable attorneys’ fees, in defending against such lawsuit.

5. No Proceedings Initiated.  The Atkinson Parties represent and warrant that neither they nor anyone acting on their behalf has filed or initiated any charge or claim against the Company in any administrative or judicial proceeding.  The Company represents and warrants that neither it nor anyone acting on its behalf has filed or initiated any charge or claim against the Atkinson Parties in any administrative or judicial proceeding.

6. Covenants of the Parties.

(a) The Atkinson Parties agree that they shall not disparage the Company or its officers, directors, employees, shareholders, agents or representatives or its products or services or products or services in development, or otherwise seek to reduce the good will of the Company or the reputation of the Company or its officers, directors, employees, agents, or representatives.  The Company, on behalf of its directors and executive officers, agrees not to disparage the Atkinson Parties or to act in any way to diminish the Atkinson Parties’ reputation.

(b) Immediately after the Effective Date of this Agreement, the Atkinson Parties shall deliver to the Company possession of any and all property owned or leased by the Company which may then be in the Atkinson Parties possession or under their control, including, without limitation, any and all such keys, credit cards, equipment, supplies, books, records, files, computer equipment, computer software and other such tangible and intangible property of any description whatsoever.  If, following the date of this Agreement, the Atkinson Parties shall receive any mail, including, but not limited to, electronic mail, addressed to the Company or to the Atkinson Parties as an employee or officer of the Company, the Atkinson Parties shall immediately deliver or forward such mail, unopened, and in its original envelope or package, to the Company. If, following the date of this Agreement, the Company shall receive any mail, including, but not limited to, electronic mail, addressed to the Atkinson Parties individually and not in his former capacity as an officer of the Company, the Company shall immediately deliver or forward such mail, unopened, and in its original envelope or package, to the Atkinson Parties.

(c) The Company hereby agrees to indemnify and hold harmless to the fullest extent provided therein, in accordance with Nevada law and the Articles of Incorporation and By-Laws of the Company, the Atkinson Parties from and against any and all actions, suits, proceedings, claims, demands, judgments, expenses (including reasonable attorney fees), losses and damages arising or resulting from the Atkinson Parties employment performance.

7. No Voluntary Assistance.  The Atkinson Parties hereby covenant and agree that, except under compulsion of law, they will not voluntarily assist, support, or cooperate with, directly or indirectly, any entity or person alleging or pursuing any claim, administrative charge, or cause of action against the Company, including without limitation, by providing testimony or other information, audio or video recordings, or documents.  If compelled to testify, nothing contained herein shall in any way inhibit or interfere with the Atkinson Parties providing completely truthful testimony or producing documents.  In addition, and notwithstanding anything elsewhere appearing in this Agreement, nothing herein shall prevent or hinder the Atkinson Parties full cooperation with any investigation or other proceeding by any federal, state or local governmental agency, including, but not limited to, the U.S. Securities and Exchange Commission.

8. No Admission of Liability.  The parties agree and acknowledge that this Agreement is a full and complete compromise of the matters released herein between the parties hereto; that neither the releases nor the negotiations for this Agreement and the settlement embodied herein, including all statements or communications made to date, shall be considered admissions by them.

9. Confidentiality.

(a) The Atkinson Parties acknowledge that the information, observations and data that has been obtained by them during their involvement with the Company as an employee concerning the business or affairs of the Company which has not been released publicly by authorized representatives of the Company (“Confidential Information”) is the property of the Company.  Accordingly, the Atkinson Parties agree, on behalf of himself and any affiliate, that they will not disclose to any person not authorized by the Company to receive such Confidential Information, or use for their own account, any of the Confidential Information previously obtained during their employment or which is hereafter obtained during the term of their advisory agreement as provided in Section 5 hereof without the prior written consent of the Company, unless, and to the extent that, the aforementioned matters (i) are or become generally known to and available for use by the public otherwise than as a direct or indirect result of the Atkinson Parties acts or omissions to act in the protection of such Confidential Information (ii) are disclosed to the Atkinson Parties by a third party who, to the best knowledge of the Atkinson Parties, is not thereby in breach of any duty to the Company or any of its affiliates.  Notwithstanding the foregoing, the Atkinson Parties shall be entitled to disclose Confidential Information if required by law, court order, or similar compulsory process; provided that the Atkinson Parties shall promptly notify the Company of any disclosure proposed to be made pursuant to this sentence in order to afford the Company a reasonable opportunity to contest such disclosure or obtain appropriate confidentiality assurances. For purposes of this Agreement, the term “affiliate” means any person, partnership, corporation or business entity controlling, controlled by or under common control with the Company or the Atkinson Parties, as the case may be.

(b) The Atkinson Parties acknowledge that the Confidential Information is proprietary and of value to the Company and, accordingly, the Atkinson Parties will follow reasonable security practices with regard to the protection and non-disclosure of the Confidential Information.  If the Atkinson Parties are required to disclose any Confidential Information in accordance with applicable law, the Atkinson Parties will, whenever possible, first provide to the Company a copy of the proposed disclosure so that the Company may have a sufficient opportunity to review and comment thereon and the Atkinson Parties agree to seek, at the Company’s expense, such maximum confidential treatment of such disclosure as the Company requests or may be permitted by applicable law.  The Atkinson Parties’ obligations under this Article will survive any termination of this Agreement.

(c) The Atkinson Parties acknowledge and agree that breach by them of the provisions of this Section 9 shall entitle the Company, at its option and in addition to any other remedies available to it at law or in equity, to terminate this Agreement, including, but not limited to, termination of the remaining payments and benefits, if any, to be made to the Atkinson Parties under Sections 2 and 3 hereof.  Said termination shall not negate or affect the release of claims made by the Atkinson Parties under Section 6(a). If the Company should elect to terminate the remaining payments and benefits to be made to the Atkinson Parties in the event of the Atkinson Parties breach of this Section 9, however, it agrees that the confidentiality provision contained in this Section 9 shall, from that point in time, no longer be in effect.

10. Other Rights.

(a) The Atkinson Parties are advised to seek legal counsel regarding the terms of this Agreement.  The Atkinson Parties acknowledges that they have sought legal counsel regarding the terms and effect of this Agreement.

(b) The Atkinson Parties acknowledge that this Agreement releases only those claims which exist as of the Effective Date.

11. Jurisdiction/Choice of Forum. This Agreement, including its interpretation or  performance, or any controversy or dispute (including any statutory claim) arising out of or otherwise related to this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Nevada without giving any force or effect to the provisions of any conflict of law rule thereof. The parties further agree that any controversy or dispute (including any statutory claim) arising out of or otherwise related to this Agreement shall be tried exclusively in the state courts of Nevada.

12. Advice of Attorneys.  The parties acknowledge that they have fully read, understood and unconditionally accepted this Agreement after consulting with their attorneys or having the opportunity to consult with an attorney, and acknowledge that this Agreement is mutual and binding upon all parties hereto regardless of the extent of damages allegedly suffered by any of the parties hereto.

13. Counterparts.  This Agreement may be signed in counterpart originals with the same force and effect as if signed in a single original document.

14. Cooperation of the Parties.  The parties to this Agreement agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force and effect to the basic terms and intent of this Agreement and the settlement embodies herein.  The Atkinson Parties further agree to fully cooperate with the Company in any and all pending or future investigations, inquiries or litigation whether in any judicial, administrative, or public, quasi-public or private forum, in which the Company is involved or may become involved, whether or not the Atkinson Parties are a defendant in such investigations, inquiries, proceedings or litigation.  The Atkinson Parties specifically agree to cooperate and assist the Company with any and all matters relating to any filing of a Voluntary Petition of Bankruptcy in the name of the Company under Chapter 7 of the Bankruptcy Code. The Atkinson Parties shall provide truthful and accurate testimony, background information, and other support and cooperation as the Company may reasonably request.  The Company will compensate the Atkinson Parties for all reasonable travel and other out-of-pocket expenses incurred by them in assisting the Company under this Section 14 upon submission of supporting documentation reasonably acceptable to the Company.

15. Modification in Writing Only.  Neither this Agreement nor any provision of this Agreement may be modified or waived in any way except by an agreement in writing signed by each of the parties hereto consenting to such modification or waiver.

16. Construction of this Agreement.  The parties agree that they each have participated in the drafting of this Agreement, and that, as a result, this Agreement shall not be construed in favor of or against any party hereto.

17. Headings and Captions.  The headings and captions used in the Agreement are for convenience of reference only, and shall in no way define, limit, expand, or otherwise affect the meaning or construction of any provision of this Agreement.

18. Remedies.  The Atkinson Parties agree that money damages cannot adequately compensate the Company in case of a breach or threatened breach of the covenants contained in Sections 5 or 12 and that, accordingly, the Company would be entitled to injunctive relief upon such breach.  The Atkinson Parties understand that it is the Company’s intent to have the covenants contained in Sections 5 and 12 enforced to their fullest extent.  Accordingly, the Atkinson Parties and the Company agree that, if any portion of the restrictions contained in Sections 5 or 12 are deemed unenforceable, the court shall construe and enforce these covenants to the fullest extent permitted by law.

19. Notices.  Any and all notices necessary or desirable to be served hereunder shall be in writing and shall be

(a) personally delivered, or

(b) sent by certified mail, postage prepaid, return receipt requested, or guaranteed overnight delivery by a nationally recognized express delivery company, in each case addressed to the intended recipient at the address set forth below.

(c) For notices sent to the Company:

City Loan, Inc.
3431 Cherry Avenue
Long Beach, CA 90807
Attention: Mr. Frederick Cary

(d) For notices sent to WRA&A & William R. Atkinson:

Either party hereto may amend the addresses for notices to such party hereunder by delivery of a written notice thereof served upon the other party hereto as provided herein.  Any notice sent by certified mail as provided above shall be deemed delivered on the third (3rd) business day next following the postmark date which it bears.

20. Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, jointly and severally, and the past, present and future heirs, executors, administrators, agents, executors, servants, attorneys, affiliated persons and entities, predecessors and successors in interest and assigns, regardless of form, trustees in bankruptcy or otherwise, and any other representative or entity acting on behalf of, pursuant to, or by virtue of the rights of each.

21. Non-Assignability:  Assignment in the Event of Acquisition or Merger.  This Agreement, and the benefits hereunder are not assignable or transferable by the Atkinson Parties, and the rights and obligations of the Company under this Agreement will automatically be deemed to be assigned by the Company to any corporation or entity acquiring all or substantially all of the assets or stock of the Company or of any corporation or entity with or into which the Company may be merged or consolidated; provided, however, that in the event of Atkinson death, the Company shall make such payments as may then be due and owing to the Atkinson estate.

22. Entire Agreement.  This Agreement contains the entire agreement of the parties concerning the subject matter hereof, and is intended and shall be construed as an integrated agreement.  Each party understands, acknowledges and hereby represents and warrants that this Agreement supersedes any and all prior or contemporaneous understandings, agreements, representations and/or promises, whether oral or written, which are not expressly set forth herein or expressly referred to in this Agreement, and no understanding, agreement,  representation, warranty, promise or inducement has been made concerning the subject matter of this Agreement other than as set forth in this Agreement, and that each party enters into this Agreement without any reliance whatsoever upon any understanding, agreement, representation, warranty or promise not set forth herein.

23. Severability.  Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the validity or enforceability of any other provision of this Agreement.

 [signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Severance Agreement as of the Effective Date set forth above.

William R. Atkinson and Associates, Inc.

By:	/s/
Name: William R. Atkinson
Title: Chief Executive Officer

Date: February 10, 2009

By:	/s/
William R. Atkinson

Date: February 10, 2009

City Loan, Inc.

By:	/s/
Name: Frederick Cary
Title: Chief Executive Officer

Date: February 10, 2009